Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Anadys Pharmaceuticals, Inc.

at

$3.70 Net Per Share

by

Bryce Acquisition Corporation

a wholly owned subsidiary of

Hoffmann-La Roche Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY TUESDAY, NOVEMBER 22, 2011, UNLESS THE OFFER IS EXTENDED.

WE ARE MAKING THIS OFFER PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 16, 2011 AMONG ANADYS PHARMACEUTICALS, INC., (THE “COMPANY”) HOFFMANN-LA ROCHE INC., BRYCE ACQUISITION CORPORATION AND, SOLELY FOR THE LIMITED PURPOSES SET FORTH THEREIN, ROCHE HOLDINGS, INC. THE BOARD OF DIRECTORS OF THE COMPANY HAS (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY IN ACCORDANCE WITH THE REQUIREMENTS OF THE DELAWARE GENERAL CORPORATION LAW, AS AMENDED, AND (III) RESOLVED TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF NECESSARY, UNDER APPLICABLE LEGAL REQUIREMENTS, ADOPT THE MERGER AGREEMENT.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY THAT, TOGETHER WITH THE SHARES THEN BENEFICIALLY OWNED BY HOFFMANN-LA ROCHE INC. OR BRYCE ACQUISITION CORPORATION, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING, PLUS ALL SHARES ISSUABLE UPON THE EXERCISE, CONVERSION OR EXCHANGE OF ANY THEN OUTSTANDING OPTIONS, WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OF THE COMPANY (OTHER THAN OPTIONS, WARRANTS OR OTHER RIGHTS THAT HAVE A PER SHARE EXERCISE PRICE THAT IS EQUAL TO OR GREATER THAN THE OFFER PRICE) REGARDLESS OF WHETHER OR NOT THEN VESTED. THE OFFER IS NOT CONDITIONED UPON ANY FINANCING ARRANGEMENTS OR SUBJECT TO A FINANCING CONDITION. OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN “THE OFFER — SECTION 15 — CONDITIONS OF THE OFFER”.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

October 25, 2011

IMPORTANT

If you desire to tender all or any portion of your shares in the offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate to Citibank, N.A., the Depositary for the offer, or follow the procedures for book entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer — Section 3 — Procedure for Tendering Shares”.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free) for assistance. See “The Offer — Section 3 — Procedure for Tendering Shares” for further details.

•

If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered to us before the expiration of the offer.

The Letter of Transmittal, the certificates for the shares and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 12:00 midnight, New York City time, at the end of the day on November 22, 2011, unless extended), unless the procedures for guaranteed delivery described in “The Offer — Section 3 — Procedure for Tendering Shares” of this Offer to Purchase are followed.

* * *

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission at www.sec.gov.

i

SUMMARY TERM SHEET

Bryce Acquisition Corporation (“Purchaser”), a wholly owned subsidiary of Hoffmann-La Roche Inc. (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share, of Anadys Pharmaceuticals, Inc. (the “Company”) for $3.70 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included cross-references to other sections of this Offer to Purchase in this summary term sheet to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.

Who is offering to buy my securities?

Our name is Bryce Acquisition Corporation. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of the Company. We are a wholly owned subsidiary of Hoffmann-La Roche Inc., a New Jersey corporation. See “The Offer — Section 9 — Certain Information Concerning Purchaser and Parent”.

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.001 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We refer to one share of Company common stock as a “share”. See “Introduction”.

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $3.70 per share, net to the seller in cash, without interest and less applicable withholding taxes and, except in certain circumstances, stock transfer taxes. If you are the record holder of your shares (i.e., a stock certificate has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction”.

Do you have the financial resources to pay for the shares?

Yes. We estimate that we will need approximately $230 million to acquire the Company pursuant to the offer and the merger and to pay the related fees and expenses. It is anticipated that the funds necessary to consummate the offer and the merger and to pay related fees and expenses will be obtained from general corporate funds of Parent. The offer is not conditioned upon any financing arrangements or subject to a financing condition. See “The Offer — Section 10 — Source and Amount of Funds”.

Is your financial condition relevant to my decision to tender in the offer?

No. Since the purchase price is payable in cash, is not conditioned upon any financing arrangements and will be obtained from general corporate funds of Parent, we do not think our financial condition is material to your decision whether to tender in the offer. See “The Offer — Section 9 — Certain Information Concerning Purchaser and Parent”.

Is there an agreement governing the offer?

Yes. The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of October 16, 2011. Pursuant to the merger agreement, the parties have agreed on the terms and conditions of the offer and, following consummation of the offer, the merger of Purchaser with and into the Company. See “The Offer — Section 13 — The Transaction Documents”.

What does the Board of Directors of the Company think of the offer?

The Board of Directors of the Company has determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interest of the stockholders of the Company, approved the merger agreement and the transactions contemplated thereby in accordance with the requirements of Delaware law and resolved to recommend that the stockholders of the Company accept the offer and tender their shares pursuant to the offer and, if necessary, under applicable legal requirements, adopt the merger agreement. The Company will file a Schedule 14D-9 with the Securities and Exchange Commission (“SEC”) indicating the approval of the transaction by its Board of Directors and recommending that the Company’s stockholders tender their shares in the offer. See “The Offer — Section 11 — Background of the Offer”.

How long do I have to decide whether to tender in the offer?

You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on November 22, 2011. Pursuant to the terms of the merger agreement, if on any scheduled expiration date, the Minimum Condition (as defined in “The Offer — Section 15 — Conditions of the Offer”) has not been satisfied or any of the other offer conditions have not been satisfied (other than conditions which by their nature are to be satisfied at the offer acceptance time) or waived, then prior to the then scheduled expiration date, we will extend the offer for one or more periods of not more than ten business days each (or such other number of business days as the parties to the merger agreement may agree). We will also extend the offer for any periods required by applicable legal requirements, interpretation or position of the SEC or its staff or the NASDAQ Stock Market LLC (“NASDAQ”) or its staff. Notwithstanding the foregoing, we will not be required to extend the offer beyond 90 days after commencement of the offer, unless at such time the waiting period under any applicable antitrust law has not expired or terminated but all other offer conditions (other than the Minimum Condition and conditions which by their nature are to be satisfied at the offer acceptance time) have been satisfied or waived, in which case we will not be required to extend the offer beyond 120 days after commencement of the offer. See “The Offer — Section 13 — The Transaction Documents”.

When the offer expires, we may provide for a “subsequent offering period” of not less than three nor more than 20 business days. A subsequent offering period, if one is included, will be an additional period of time, beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer — Section 1 — Terms of the Offer”.

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things, there being validly tendered (and not properly withdrawn prior to any scheduled expiration date) a number of shares that, together with the shares then beneficially owned by Parent or us, represents at least a majority of the shares then outstanding, plus all shares issuable upon the exercise, conversion or exchange of any options, warrants or other rights to acquire shares then outstanding (other than options, warrants or other rights that have a per share exercise price that is equal to or greater than the offer price) regardless of whether or not then vested. The offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the offer are described in “The Offer — Section 15 — Conditions of the Offer”.

What is the “top-up option” and when will it be exercised?

We may exercise this option, in whole or in part, at any time after we accept shares for payment pursuant to the offer and satisfy the Minimum Condition provided, however, that unless waived by the Company we may only exercise the top-up option if, among other things, following such exercise we would own more than 90% of the outstanding shares on a fully diluted basis. If we exercise the top-up option and, as a result of such exercise, own a number of shares that, together with all shares previously acquired by us or Parent (including shares tendered and accepted for payment in the offer), represents more than 90% of the shares then outstanding, we will be able to effect a short-form merger under Delaware law, which means that we may effect the merger without any further action by the stockholders of the Company The “top-up option”, however, may not be exercised to the extent the number of shares issuable upon exercise of such option would exceed the number of authorized but unissued and unreserved shares of the Company’s stock.

How will I be notified if the offer is extended?

If we decide to extend the offer or provide a subsequent offering period, we will inform the Depositary of that fact and will make a public announcement of the extension or subsequent offering, no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer — Section 1 — Terms of the Offer”.

Have any stockholders already agreed to tender their shares in the offer?

Yes. The directors and executive officers of the Company have entered into tender and support agreements with Parent pursuant to which, among other things, those stockholders have agreed to tender their shares in the offer. Excluding options to purchase Shares that are exercisable within 60 days of October 14, 2011, the directors and executive officers of the Company beneficially owned, in the aggregate, 1,385,886 Shares (or 2.42% of all outstanding Shares) as of October 14, 2011. Including options to purchase Shares that are exercisable within 60 days of October 14, 2011, the directors and executive officers of the Company beneficially owned, in the aggregate, 4,768,602 Shares (or 7.87% of all outstanding Shares) as of October 14, 2011. See “Section 13 — The Transaction Documents — Tender and Support Agreement”.

How do I tender my shares?

If you wish to accept the offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate to the Depositary for the offer. These materials must reach the Depositary prior to the expiration of the offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer — Section 3 — Procedure for Tendering Shares”.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, MacKenzie Partners, Inc. at (800) 322-2885 for assistance. See “The Offer — Section 3 — Procedure for Tendering Shares” for further details.

•

If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered to us before the expiration of the offer. See “The Offer — Section 3 — Procedure for Tendering Shares”.

Until what time can I withdraw tendered shares?

You can withdraw some or all of the shares that you tender in the offer at any time prior to the expiration of the offer, and, following such expiration, you can withdraw them unless and until we accept shares for payment as provided herein. Once we accept shares for payment, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during any subsequent offering period, if we elect to have such a period. See “The Offer — Section 4 — Withdrawal Rights”.

How do I withdraw tendered shares?

To withdraw shares, you or your nominee must deliver a written notice of withdrawal, which includes all required information, to the Depositary while you have the right to withdraw the shares. See “The Offer — Section 4 — Withdrawal Rights”.

Can holders of stock options and warrants participate in the tender offer?

The offer is only for shares and not for any options or warrants to acquire shares. If you hold unexercised stock options or warrants and you wish to participate in the offer, you must exercise your stock options or warrants (to the extent they are exercisable) in accordance with the terms of the applicable stock option plan or warrant agreement, and tender the shares received upon such exercise in accordance with the terms of the offer.

The Merger Agreement provides that, as of the effective time of the Merger, each unexpired and unexercised option to purchase Shares, whether vested or unvested, will be cancelled, terminated and extinguished, and the holder of each such unexpired and unexercised option, whether vested or unvested, will be granted the right to receive, in respect of each such Share subject to such option, an amount (subject to any applicable withholding tax) in cash equal to (i) the Offer Price minus (ii) the exercise price per share of each Share subject to such option.

The Merger Agreement provides that following the consummation of the Merger, Parent shall cause the Surviving Corporation to assume all outstanding warrants of the Company and shall take all actions necessary and required to comply with the terms of such warrants.

See “The Offer — Section 13 — The Merger Agreement — Stock Options” and “The Offer — Section 13 — The Merger Agreement — Warrants”.

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all shares validly tendered that have not been withdrawn promptly after the later of the expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in “The Offer — Section 15 — Conditions of the Offer”. We do, however, reserve the right, in our sole discretion and subject to applicable law and the terms of the merger agreement, to delay the acceptance for payment or payment for shares until satisfaction of all conditions to the offer that are dependent upon the receipt of government approvals. See “The Offer — Section 2 — Acceptance for Payment and Payment”.

We will pay for your shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer — Section 3 — Procedure for Tendering Shares — Book-Entry Delivery”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. See “The Offer — Section 2 — Acceptance for Payment and Payment”.

Will the offer be followed by a merger if all the shares are not tendered in the offer?

If we purchase at least a majority of the outstanding shares in the offer and the other conditions to the merger contained in the Merger Agreement are satisfied or waived, we will seek to effect the merger of Purchaser into the Company as promptly as practicable in accordance with the terms of the merger agreement. Furthermore, if pursuant to the offer or otherwise we own in excess of 90% of the outstanding shares, we may effect the merger without any further action by the stockholders of the Company. If the merger takes place, Parent will own all of the shares of the Company and all stockholders who did not tender their shares in the offer (other than stockholders properly exercising their appraisal rights) will receive the price per share paid in the offer. See “The Offer — Section 12 — Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights”.

If a majority of the shares are tendered and accepted for payment, will the Company continue as a public company?

Following the purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, the Company will no longer be publicly owned. Even if the merger does not take place, if we purchase shares in the offer (and any subsequent offering period), there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded on the NASDAQ Global Market, there may not be a public trading market for the shares, and the Company may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC rules relating to publicly held companies. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Market Listing; Registration under the Exchange Act; Margin Regulations”.

If I decide not to tender, how will the offer affect my shares?

If the offer is successful, we intend to seek to effect the merger as promptly as practicable thereafter. If the proposed merger takes place, stockholders who do not tender in the offer (other than those properly exercising their appraisal rights) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference between tendering and not tendering shares in the offer is that tendering stockholders will be paid earlier. However, if the merger does not take place, the ability to publicly trade your shares may be limited as described above.

Are appraisal rights available in either the offer or the merger?

Appraisal rights are not available in connection with the offer. However, appraisal rights will be available in the merger to holders of shares that are not tendered or voted in favor of the merger and who comply with the applicable requirements of Delaware law. See “The Offer — Section 12 — Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights”.

What is the market value of my shares as of a recent date?

On October 14, 2011, the last full trading day before the public announcement of the execution of the merger agreement, the last reported sales price of Company common stock reported on the NASDAQ Global Market was $1.04 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See “The Offer — Section 6 — Price Range of Shares; Dividends”.

What are the U.S. federal income tax consequences of participating in the offer?

In general, your sale of shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer — Section 5 — Certain U.S. Federal Income Tax Considerations”.

Who can I talk to if I have questions about the offer?

You can call MacKenzie Partners, Inc., the Information Agent, for the offer at (800) 322-2885 (toll free). See the back cover of this Offer to Purchase.

To the Stockholders of Anadys Pharmaceuticals, Inc.:

INTRODUCTION

We, Bryce Acquisition Corporation (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Hoffmann-La Roche Inc., a New Jersey corporation (“Parent”), are offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Anadys Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for $3.70 per Share (the “Offer Price”), net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to Citibank, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if the nominee charges any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and MacKenzie Partners (the “Information Agent”) incurred in connection with the Offer. See “The Offer — Section 17 — Fees and Expenses”. Unless the context requires otherwise, the terms “we,” “our” and “us” refer to Purchaser.

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of October 16, 2011 (the “Merger Agreement”), among the Company, Parent, Purchaser and, solely for the limited purposes set forth therein, Roche Holdings, Inc. (“Guarantor”) The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Dissenting Shares (as defined below) and any Shares held by the Company, Parent and any of their wholly owned subsidiaries (including us)) will be converted into the right to receive the price paid in the Offer, in cash, without interest thereon, less any applicable withholding and transfer taxes. Stockholders who validly exercise appraisal rights under Delaware law will be entitled to receive a judicially determined fair value for their Shares, which value could be more or less than the consideration to be paid in the Merger. The Merger is subject to the satisfaction or waiver of certain conditions. See “The Offer — Section 13 — The Transaction Documents”.

The Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger Agreement and the transactions contemplated thereby (“Transactions”) are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby in accordance with the requirements of the Delaware General Corporation Law, as amended (the “DGCL”), and (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if necessary, under applicable legal requirements, adopt the Merger Agreement.

The Company will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the Securities and Exchange Commission (the “SEC”) and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Schedule 14D-9 shall include the reasons for the Company Board’s recommendations and holders of Shares are encouraged to review the Schedule 14D-9 carefully.

The Offer is conditioned upon, among other things, (i) there being validly tendered pursuant to the Offer (and not properly withdrawn prior to any then scheduled Expiration Date (as defined below)) a number of Shares that, together with Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of (a) all Shares then outstanding plus (b) all Shares issuable upon the exercise, conversion or exchange of any options, warrants or other rights to acquire Shares then outstanding, (other than options, warrants or other rights that have a per share exercise price that is equal to or greater than the Offer Price) regardless of whether or not then vested (the “Minimum Condition”) and (ii) the expiration or termination of the waiting period to the Offer under any applicable Antitrust Law (as defined below), including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the Offer are described in “The Offer — Section 15 — Conditions of the Offer”.

According to the Company, as of the close of business on October 16, 2011, there were (i) 57,176,285 Shares issued and outstanding, (ii) outstanding stock options to purchase 7,760,691 Shares (of which 6,142,622 had an exercise price that is less than the Offer Price) and (iii) warrants to purchase 2,944,234 Shares (of which 2,925,300 had an exercise price that is less than the Offer Price). Accordingly, assuming that no stock options or warrants are exercised prior to the expiration of the Offer, the Minimum Condition would be satisfied if approximately 33,122,105 Shares are validly tendered pursuant to the Offer and not withdrawn.

Concurrently with the execution of the Merger Agreement, Parent entered into the Tender and Support Agreements, each dated as of October 16, 2011 (the “Tender and Support Agreements”) with each executive officer and director of the Company (collectively, the “Supporting Stockholders”). Excluding options to purchase Shares that are exercisable within 60 days of October 14, 2011, the Supporting Stockholders beneficially owned, in the aggregate, 1,385,886 Shares (or 2.42% of all outstanding Shares) as of October 14, 2011. Including options to purchase Shares that are exercisable within 60 days of October 14, 2011, the Supporting Stockholders beneficially owned, in the aggregate, 4,768,602 Shares (or 7.87% of all outstanding Shares) as of October 14, 2011. Pursuant to the Tender and Support Agreements, the Supporting Stockholders agreed to tender all Shares beneficially owned by them pursuant to and in accordance with the terms of the Offer. “Section 13 — The Transaction Documents — Tender and Support Agreements”.

If we accept for payment and pay for Shares pursuant to the Offer, the Merger Agreement provides that we will be entitled to designate representatives to serve on the Company Board in proportion to our ownership of Shares following such purchase. We currently intend, as soon as practicable after consummation of the Offer, to exercise this right and to designate certain officers or employees of Parent and its subsidiaries to serve as directors of the Company. The foregoing information and certain other information contained in this Offer to Purchase, the Schedule 14D-9 and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 thereunder. We currently intend, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors will be the directors of the Company.

Under the DGCL, if we own at least 90% of the outstanding Shares, we would be able to effect the Merger without a vote of the Company’s stockholders. If we do not own at least 90% of the outstanding Shares, the Merger Agreement must be adopted by the Company’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding Shares. Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of the Company.

Pursuant to the Merger Agreement, if we do not own at least 90% of the outstanding Shares, we have the option (the “Top-Up Option”), subject to certain conditions, to purchase from the Company the number of newly issued Shares (the “Top-Up Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis or (ii) the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option, however, may not be exercised to the extent the number of Shares issuable upon exercise of such option would exceed the number of authorized but unissued and unreserved Shares. If sufficient Shares are not tendered in the Offer to reach 90%, we may provide a subsequent offering period or a stockholder meeting to seek approval of the Merger may be necessary. We could also acquire additional Shares after completion of the Offer through other means, such as open market purchases. In any event, if we acquire at least 90% of the outstanding Shares, we intend to effect a short-form merger. See “The Offer — Section 13 — The Merger Agreement — Top-Up Option”.

The Company has never paid a cash dividend on the Shares. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not withdrawn on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on November 22, 2011 unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “Section 15 — Conditions of the Offer”, which include, among other things, satisfaction of the Minimum Condition. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. Pursuant to the terms of the Merger Agreement, if on the scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer conditions have not been satisfied (other than conditions which by their nature are to be satisfied at the Offer acceptance time), or waived by Parent or us if permitted under the Merger Agreement, then prior to the then scheduled Expiration Date, Purchaser shall extend the Offer if such offer condition or offer conditions could reasonably be expected to be satisfied for one or more periods of not more than ten business days each (or such other number of business days as the parties may agree). We will extend the Offer for any period or periods required by applicable legal requirements, interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we will extend the then current Expiration Date to a period ending on the first business day on which the Offer can be accepted under such applicable legal requirements. Notwithstanding the foregoing, we will not be required to extend the offer beyond 90 days after commencement of the offer, unless at such time the waiting period under any applicable antitrust law has not expired or terminated but all other Offer conditions (other than the Minimum Condition and conditions which by their nature are to be satisfied at the Offer acceptance time) have been satisfied or waived, in which case we will not be required to extend the offer beyond 120 days after commencement of the offer. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See “Section 4 — Withdrawal Rights”.

We also reserve the right to (i) increase the Offer Price, (ii) waive any offer condition other than the Minimum Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided that without the prior written consent of the Company, we may not (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares sought to be purchased in the Offer, (d) impose conditions or requirements to the Offer in addition to the Offer Conditions, (e) amend or modify any of the offer conditions in a manner that adversely affects, or reasonably would adversely affect, any holder of Shares, (f) change or waive the Minimum Condition, or (g) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date), unless the Merger Agreement is terminated in accordance with its terms.

If we make any material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer and that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders, and that if a material change approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

Pursuant to Rule 14d-11 under the Exchange Act, we may provide a subsequent offering period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) the Offer is for all outstanding Shares, (iii) we accept and promptly pay for all Shares validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the subsequent offering period, (v) we immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period, and (vi) we offer the same form and amount of consideration to security holders in both the Offer and subsequent offering period. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered in a subsequent offering period or with respect to Shares previously tendered in the Offer and accepted for payment.

If we do include or extend a subsequent offering period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior subsequent offering period.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date. If we provide a subsequent offering period, we will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period. Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC (including Rule 14(e)-1(c) under the Exchange Act), we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of governmental or regulatory approvals. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see “Section 16 — Certain Legal Matters; Regulatory Approvals”.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any subsequent offering period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “Section 3 — Procedure for Tendering Shares — Book-Entry Delivery”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees

(or in connection with a book-entry transfer, an Agent’s Message (as defined in “Section 3 — Procedure for Tendering Shares — Book-Entry Delivery”)) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “Section 3 — Procedure for Tendering Shares”. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

If we do not accept for payment any Shares tendered pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates for such unpurchased or untendered Shares (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.	Procedures for Tendering Shares

Except as set forth below, to tender Shares in the Offer, either (i) the Depositary must receive on or prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including through the Book–Entry Transfer Facility, is at the election and risk of the tendering stockholder and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Stockholders tendering their Shares according to the guaranteed delivery procedures set forth under “— Guaranteed Delivery” may do so using the Notice of Guaranteed Delivery circulated herewith.

Book-Entry Delivery

The Depositary has established an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”). Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this amended and restated Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed the box labeled “Special Payment Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary prior to the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may, nevertheless, tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary prior to the Expiration Date; and

•

the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Backup U.S. Federal Income Tax Withholding

Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establish that you are exempt from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

Appointment of Proxy

By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the original Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

Determination of Validity

We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.	Withdrawal Rights

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, following such expiration, you can withdraw them at any time unless theretofore accepted for payment as provided herein.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date (or during the subsequent offering period, if any) by again following any of the procedures described in “Section 3 — Procedure for Tendering Shares”.

If we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Certain U.S. Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences to U.S. holders who exchange Shares pursuant to the Offer or during a subsequent offering period, and is based upon present law (which may change, possibly with retroactive effect). Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the exchange of Shares pursuant to the Offer or during a subsequent offering period, including the effects of applicable state, local and other tax laws. The following discussion applies only if you hold your Shares as a capital asset and may not apply if you acquired your Shares pursuant to the exercise of stock options, you are not a citizen or resident of the United States or you are a person otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

Your exchange of Shares pursuant to the Offer or during a subsequent offering period will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, if you exchange Shares pursuant to the Offer or during a subsequent offering period, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of any backup withholding). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at a maximum tax rate of 15%. The deduction of capital losses is subject to limitations.

A stockholder whose Shares are exchanged in the Offer or during a subsequent offering period may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See “Section 3 — Procedure for Tendering Shares — Backup U.S. Federal Income Tax Withholding”.

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on the NASDAQ Global Market under the symbol “ANDS”. Prior to March 26, 2004, the Shares had been listed on the NASDAQ National Market.

On September 14, 2011, the Company received a letter from the Listing Qualifications Department of NASDAQ notifying the Company that the consolidated closing bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price requirement for continued listing on The NASDAQ Global Select Market set forth in Marketplace Rule 5450(a)(1).

The following table sets forth for the periods indicated the high and low sales prices per Share on the NASDAQ Global Market as reported in published financial sources:

	High	Low
2009
First Quarter	$8.43	$1.61
Second Quarter	6.90	1.68
Third Quarter	3.32	1.44
Fourth Quarter	3.02	1.79

2010
First Quarter	$2.65	$1.83
Second Quarter	3.24	1.92
Third Quarter	2.42	1.67
Fourth Quarter	2.38	0.90

2011
First Quarter	$1.55	$1.10
Second Quarter	1.31	0.96
Third Quarter	1.15	0.60
Fourth Quarter (through October 20, 2011)	3.68	0.80

According to the Company’s publicly available documents, the Company has never paid a cash dividend on the Shares. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to acquisition by us of the entire equity interest in the Company.

On October 14, 2011 the last full trading day before the announcement of the execution of the Merger Agreement, the last reported sales price of the Shares was $1.04 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Global Market Listing; Registration under the Exchange Act; Margin Regulations

Possible Effects of the Offer on the Market for the Shares

If the Offer is consummated but the Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive the same amount per Share as they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.

NASDAQ Global Market Listing

If the Shares remain listed on the NASDAQ Global Market when the Offer is completed, then depending upon the number of Shares purchased pursuant to the Offer (and any subsequent offering period), the Shares may not meet the standards for continued listing on the NASDAQ Global Market. If, as a result of the purchase of the Shares pursuant to the Offer (and any subsequent offering period), the Shares do not meet these criteria, the listing of Shares on the NASDAQ Global Market would be discontinued and the market for the Shares could be adversely affected. In the event the Shares were no longer listed on the NASDAQ Global Market, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act

The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer (and any subsequent offering period) may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on the NASDAQ Global Market. If the purchase of the Shares pursuant to the Offer (and any subsequent offering period) results in the Shares becoming eligible for deregistration under the Exchange Act, it would be our intention to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NASDAQ Global Market will be terminated following the completion of the Merger.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning the Company

The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Depositary.

According to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Company 10-K”), the Company was incorporated in the State of Delaware in 1992. The principal executive offices of the Company are located at 5871 Oberlin Drive, Suite 200, San Diego, California and its telephone number is (858) 530-3600. According to the Company 10-K, the Company is dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company is currently focusing most of its efforts on the development of ANA598, a direct-acting antiviral for the treatment of hepatitis C. The Company discovered and retains all commercialization rights to ANA598.

Additional Information

The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the website maintained by the SEC at http://www.sec.gov.

9.	Certain Information Concerning Purchaser and Parent

We are a Delaware corporation incorporated on October 13, 2011, with principal executive offices at 1209 Orange Street, Wilmington, Delaware 19801. The telephone number of our principal executive offices is (973) 235-5000. To date, we have engaged in no activities other than those incidental to our formation and the Offer. Parent is a New Jersey corporation, with principal executive offices at 340 Kingsland Street, Nutley, New Jersey 07110. The telephone number of its principal executive offices is (973) 235-5000. Parent is an indirect subsidiary of Roche Holding Ltd, a holding company which, through its subsidiaries (collectively, the “Roche Group”), engages primarily in the development, manufacture, marketing and sales of pharmaceuticals and diagnostics. Headquartered in Basel, Switzerland, the Roche Group is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. The Roche Group’s personalized healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. Roche Holdings Ltd’s website is located at www.roche.com.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I hereto.

Except as set forth elsewhere in this Offer to Purchase: (a) none of Purchaser, Parent and, to Purchaser’s and Parent’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons or entities referred to in clause (a) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (c) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, Purchaser, their subsidiaries or, to Parent’s and Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling stockholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (e) during the two years before the date of this amended and restated Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser, their subsidiaries or, to Parent’s and Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (f) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (g) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe our financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) the Roche Group has, and will arrange for us to have, sufficient funds to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses.

10.	Source and Amount of Funds

We will need approximately $230 million to acquire all outstanding Shares, options and warrants pursuant to the Offer and the Merger and to pay related fees and expenses.

It is anticipated that the funds necessary to consummate the Offer and the Merger and to pay the related fees and expenses will be obtained from general corporate funds of Parent. Neither we nor Parent has any alternative financing plans or arrangements.

The Offer is not conditioned upon any financing arrangements or subject to a financing condition.

11.	Background of the Offer; Contacts with the Company

As part of the continuous evaluation of its business and plans, Parent and its affiliates (collectively, “Roche”) regularly consider a variety of strategic options and transactions. In recent years, Roche has evaluated various alternatives for expanding its pharmaceutical business, including entering into collaboration and licensing arrangements and potential acquisitions of pharmaceutical or biotechnology companies. As part of this process, in 2006, Roche and the Company entered into a confidentiality agreement and engaged in partnering discussions relating to the Company’s development programs, including its NS5b non-nucleoside polymerase program from which setrobuvir was identified. During the period 2006-2007, the Company and Roche discussed the Company’s development programs and potential collaborations and, during late 2008/early 2009, Roche conducted scientific and intellectual property due diligence on setrobuvir. None of these discussions or diligence activities led Roche to pursue a strategic transaction with the Company.

In May 2010, on behalf of the Company, the Company’s financial advisor, Lazard Frères & Co. LLC (“Lazard”), contacted Roche to discuss exploring a potential business combination with the Company. Roche proceeded to conduct scientific due diligence on the Company’s programs. As part of the diligence process, on August 25, 2010, the Company and Roche held a teleconference during which the Company provided Roche with a clinical update on setrobuvir.

On October 31, 2010 in Boston, and again on January 12, 2011 in San Francisco, representatives of Roche met with representatives of the Company at industry conferences and discussed the Company’s business and plans. On February 24, 2011, representatives of Roche met with Dr. Steve Worland, the chief executive officer of the Company, at an industry conference in San Diego. During this meeting, the participants further discussed the Company’s business and plans. Dr. Worland indicated that the Company was seeking a potential partner to develop its products and was flexible as to the structure of any potential relationship.

On March 31, 2011, representatives of Roche met with Dr. Worland and other members of the Company’s senior management at an industry conference in Berlin. At this meeting, Dr. Worland and the other Company participants provided additional information to Roche with respect to the Company’s business and plans.

On May 27, 2011, Steve Worland, Chief Executive Officer of the Company and Kevin Eastwood, Senior Vice President, Business Development of the Company, had a lunch meeting with a representative of Roche in San Diego at the request of Roche. During the meeting, the Roche representative indicated that Roche was interested in pursuing a complementary direct-acting antiviral to add to Roche’s portfolio and requested that the Company provide additional information on setrobuvir, for him to present to the appropriate Roche scientific group the following week. On May 31, 2011, the Company sent Roche the requested information concerning setrobuvir.

On June 14, 2011, a representative of Roche and Mr. Eastwood had a telephone call during which the Roche representative informed Mr. Eastwood that Roche was interested in exploring opportunities with respect to setrobuvir and would like to conduct due diligence on setrobuvir.

On June 29, 2011, a Roche representative met with Dr. Worland at an industry conference in Washington, D.C., and Dr. Worland provided an update on the status of the Company’s development of setrobuvir.

Beginning on July 6, 2011, Roche commenced scientific technical due diligence on the Company’s products.

On July 12, 2011, representatives of Roche attended meetings at the Company’s headquarters in San Diego to conduct scientific due diligence on setrobuvir.

On July 31, 2011, Mr. Eastwood had a call with a representative of Roche to update Roche and to discuss next steps relating to a possible strategic transaction.

On August 2, 2011, Roche representatives spoke with Dr. Worland and another member of the Company’s senior management by telephone. During this conversation, Dr. Worland indicated that the Company’s board of directors supported pursuing a possible strategic transaction, in lieu of a commercial partnering arrangement, and the Roche representatives indicated that Roche intended to deliver a non-binding indication of interest regarding a potential strategic transaction by early to mid-September.

On August 18, 2011, Mr. Eastwood had a phone call with a representative of Roche during which Roche’s representative updated Mr. Eastwood on the status and timing of Roche’s key committee meetings relating to Roche’s potential approval of pursuing a potential acquisition of the Company.

On August 19, 2011, a representative of Roche’s senior management met with Dr. Worland at the Company’s headquarters in San Diego. At this meeting, the participants discussed the Company’s business and research and Roche’s potential interest in exploring discussions concerning a strategic transaction with the Company. Dr. Worland indicated that, before entering into any such discussions with Roche, the Company would need to determine whether Roche’s preliminary views on the valuation of the Company offered sufficient value to the Company’s stockholders to merit consideration. To that end, Dr. Worland encouraged Roche to provide the Company with a preliminary non-binding indication of interest regarding a potential strategic transaction. Dr. Worland further indicated that the Company has been in discussions with other parties regarding potential strategic transactions and might also contact other potentially interested parties.

On August 26, 2011, Roche provided, orally and in writing, a non-binding indication of interest to acquire all of the outstanding shares of the Company’s stock for $3.00 per share. The non-binding indication of interest was subject to completion of due diligence and other conditions, including, receipt of necessary internal approvals and negotiation of satisfactory transaction documentation.

On August 27, 2011, on behalf of the Company, a representative of Lazard contacted a representative of Roche to inform the Roche representative that the Company’s board of directors would shortly consider Roche’s non-binding indication of interest. During this call, the Roche representative stated Roche’s desire to move quickly to conclude a transaction, and the Lazard representative indicated that the Company understood this desire. The participants also discussed the potential conduct and timing of due diligence by Roche.

On August 29, 2011, representatives of Lazard called a representative of Roche to seek clarification from Roche on the conditions of its non-binding indication of interest, including expected timing to completion.

On September 5, 2011, on behalf of the Company, a representative of Lazard contacted a Roche representative and informed the Roche representative that the Company’s board of directors had considered Roche’s non-binding indication of interest and determined that, although it provided a basis for moving forward with Roche, it did not reflect the full value of the Company. Roche also was informed that the Company was conducting a formal process to solicit bids to acquire the Company and that the Company had prepared an electronic data room and would provide Roche with access to the data room upon execution by Roche of an appropriate confidentiality agreement.

On September 12, 2011, Roche and the Company entered into a customary confidentiality agreement. Shortly thereafter, Roche received access to the Company’s electronic data room.

On September 15, 2011, Roche received the Company’s process letter and draft merger agreement. The process letter requested Roche to submit its comments on the draft merger agreement by September 30, 2011 and its proposal to acquire the Company by October 6, 2011.

On September 20, 2011, representatives of Roche and Citigroup (“Citi”), Roche’s financial advisor, met with representatives of the Company and Lazard in New York City. At this meeting, Roche and the Company discussed due diligence matters, Roche’s preliminary feedback on certain sections of the merger agreement and the third party solicitation process.

On September 30, 2011, Roche provided the Company with its comments on the draft merger agreement and representatives of the Company and Roche had a call to discuss organizational matters and the Company’s clinical operations.

On October 4, 2011, Roche representatives met with members of the Company’s senior management at the Company’s headquarters in San Diego. During this meeting, the Company representatives provided an update on the setrobuvir phase 2b clinical study and the status of the Company’s planned clinical trial of ANA 773, and the Roche representatives discussed Roche’s plans with respect to integration of the Company’s products.

On October 6, 2011, Roche submitted to the Company a written proposal to acquire the Company for a per share price of $3.70 in cash, which proposal would remain open until October 14, 2011. The proposal was subject to completion of due diligence (including full disclosure and further review of the unblinded 12 weeks interim results of the ongoing phase 2b clinical study with setrobuvir/ANA 598 and a drug interaction study relating to setrobuvir (the “Setrobuvir Interim Results”)), receipt of necessary internal approvals and negotiation of satisfactory transaction documentation.

On October 8, 2011, on behalf of the Company, a Lazard representative spoke by telephone with a Roche representative and a Citi representative and conveyed the board’s counterproposal of $4.50 per share. The following day, representatives of Citi informed representatives of Lazard that Roche’s final offer was $3.70 per share.

On October 10, 2011, on behalf of the Company, a Lazard representative contacted Citi and indicated that the Company was prepared to move forward with Roche on a non-exclusive basis, subject to negotiation and execution of acceptable definitive documentation.

Later that day, Cooley LLP (“Cooley”), counsel to the Company, provided Davis Polk & Wardwell LLP (“Davis Polk”), counsel to Roche, with a revised draft of the merger agreement. Thereafter, Cooley and Davis Polk were in frequent contact regarding the terms of the merger agreement, the tender and support agreements to be entered into by certain directors and officers of the Company and the other transaction documentation.

On October 13, 2011, the Company publicly announced the Setrobuvir Interim Results, which indicated a safety profile consistent with prior results.

On October 16, 2011, the parties finalized and entered into the merger agreement and related documents and publicly announced the transaction.

12.	Purpose of the Offer; Plans for the Company; Stockholder Approval; and Appraisal Rights

Purpose of the Offer; Plans for the Company

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger Agreement, Parent is entitled, as soon as practicable after consummation of the Offer, to seek representation on the Company Board and to seek to consummate the Merger. If we purchase Shares pursuant to the Offer, the Merger Agreement provides that Parent will be entitled to designate representatives to serve on the Company Board in proportion to our ownership of Shares following such purchase. Parent currently intends, promptly after consummation of the Offer, to exercise this right and to designate certain officers or employees of Parent and its subsidiaries to serve as directors of the Company. The foregoing information and certain other information contained in this Offer to Purchase, the Schedule 14D-9 being mailed to stockholders and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. In addition, if we purchase Shares pursuant to the Offer, we will seek to consummate the Merger as soon as practicable thereafter. See “Section 13 — The Transaction Documents”.

In the event that Parent acquires control of the Company, it currently expects to discontinue the operations of the Company.

Approval of the Merger

Under the DGCL, if we acquire, pursuant to the Offer or otherwise (including as a result of our exercise of the Top-Up Option), at least 90% of the outstanding Shares, we would be able to effect the Merger without a vote of the Company’s stockholders. If we do not acquire at least 90% of the outstanding Shares, the Merger Agreement must be adopted by the Company’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding Shares. Thus, if the Minimum Condition is satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of the Company.

Appraisal Rights

No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares who demand appraisal of such holders’ Shares and who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL. Each such dissenting holder will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with interest on such amount. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the per-Share price paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. Stockholders who tender their Shares in the Offer will not be entitled to exercise appraisal rights in connection with the Merger if their Shares are purchased in the Offer.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL which will be set forth in their entirety in a notice of appraisal rights that will be included in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in a notice of merger and appraisal rights that will be sent to stockholders who do not sell their Shares in the Offer. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

13.	The Transaction Documents

The Merger Agreement

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer, and is incorporated herein by reference. Capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the Merger Agreement.

The Merger Agreement has been filed as an exhibit to the Schedule TO and this summary of terms has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company or Parent (or its subsidiaries) in public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or Parent (or its subsidiaries).

The Offer

The Merger Agreement provides for the making of the Offer by Purchaser as promptly as practicable but in no event more than seven business days after the date of the Merger Agreement. The Merger Agreement provides that each Company stockholder who tenders Shares in the Offer will receive $3.70 for each Share tendered, without interest and less applicable withholding taxes. Purchaser has agreed that, without the prior written consent of Company, it will not:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	impose conditions or requirements to the Offer in addition to the Offer Conditions;

•	amend or modify any of the Offer Conditions in a manner that adversely affects, or reasonably could adversely affect, any holder of Shares;

•	change or waive the Minimum Condition; or

•	extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement.

Extensions of the Offer

If on any scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer conditions have not been satisfied (other than conditions which by their nature are to be satisfied on the offer acceptance time) or waived, then prior to the then scheduled Expiration Date, we will extend the offer for one or more periods of not more than ten business days each (or such other number of business days as the parties may agree). We will also extend the Offer for any periods required by applicable legal requirements, interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we will extend the then current Expiration Date to a period ending on the first business day on which the offer can be accepted under such applicable legal requirements. Notwithstanding the foregoing, we will not be required to extend the Offer beyond 90 days after commencement of the Offer, unless at such time the waiting period under any applicable antitrust law has not expired or terminated but all other offer conditions (other than the Minimum Condition and conditions which by their nature are to be satisfied on the offer acceptance time) have been satisfied or waived, in which case we will not be required to extend the offer beyond 120 days after commencement of the offer.

The Merger Agreement obligates Purchaser, subject to applicable securities laws and the satisfaction of the conditions set forth in “Section 15 — Conditions of the Offer,” to accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer and validly tendered in the subsequent offering period. The time on which Shares are first accepted for payment pursuant to the Offer is hereinafter referred to as the “Acceptance Time”.

Subsequent Offering Period

Following expiration of the Offer, Purchaser may provide a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act.

Directors

The Merger Agreement provides that upon the acceptance for payment of any Shares pursuant to the Offer, Purchaser will be entitled to designate the number of directors, rounded up to the next whole number, to the Company Board that is in the same proportion as the percentage of Shares then beneficially owned by Parent and its affiliates to the total number of Shares outstanding. The Company is required to take all such actions necessary to cause individuals designated by Purchaser to be appointed to the Company Board. The Company will also cause individuals designated by Purchaser to constitute the number of members, rounded up to the next whole number, on each committee of the Company Board that represents the same percentage as individuals designated by Purchaser represent on the Company Board. Notwithstanding the foregoing, the Merger Agreement provides that if Purchaser’s designees are elected or designated to the Company Board, the Company shall cause the Company Board to maintain three directors (the “Continuing Directors”) who are members of the Company Board on or prior to the date hereof and who are not officers, directors or employees of Parent, Purchaser or any of their affiliates, each of whom shall be an independent director as defined by the NASDAQ Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and NASDAQ Marketplace Rules, and at least one of whom shall be an “audit committee financial expert” under the Securities Act.

Following the election or appointment of Purchaser’s designees to the Company Board, if Purchaser’s designees constitute a majority of the Company Board after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board or the stockholders of the Company as may be required by the Company’s charter and bylaws or applicable Legal Requirements) be required:

•	for the Company to amend or terminate the Merger Agreement;

•

to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Purchaser);

•	to amend the Company’s charter or bylaws if such action would adversely affect the holders of Shares (other than Parent or Purchaser), or

•

to take any other action of the Company Board under or in connection with the Merger Agreement if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Purchaser).

Top-Up Option

Pursuant to the Merger Agreement, the Company has granted to Purchaser and Parent an option to purchase from the Company the number of newly issued shares equal to the lesser of (i) the number of shares that, when added to the number of shares owned by Parent and Purchaser, constitutes one share more than 90% of the shares that would be outstanding immediately after the issuance of all shares subject to such option on a fully diluted-basis or (ii) the aggregate number of shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed or otherwise committed to be issued) at the time of exercise of such option. The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time on or after the Acceptance Time, in its sole discretion, provided that, however, the obligation of the Company to deliver Top-Up Shares is subject to the conditions, unless waived by the Company, that (i) immediately following the exercise, the number of Shares owned by Parent and Purchaser constitute one share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option, calculated on a fully-diluted basis and (ii) the Minimum Condition is satisfied. The Top-Up Option, however, may not be exercised to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares.

The aggregate purchase price payable for the Top-Up Shares will be determined by multiplying the number of Top-Up Shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either (i) entirely in cash, (ii) by payment in cash of the aggregate par value of the Top-Up Shares and payment of the balance by executing and delivering to the Company a promissory note (with full recourse to Parent) having a principal amount equal to the difference between the purchase price and the aggregate par value of the Top-Up Shares, or (iii) any combination thereof. Any such promissory note will bear simple interest at the rate of 6% per annum.

Pursuant to the Merger Agreement, Parent, Purchaser and the Company agreed that, in any appraisal proceeding under Section 262 of the DGCL, the Surviving Corporation will not assert that the Top-Up Option, Top-Up Shares or any cash or promissory note delivered by Purchaser to the Company to pay for Top-Up Shares should be considered in determining the fair value of dissenting shares.

The Merger

The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company, and the separate existence of Purchaser will cease. The Company will be the Surviving Corporation. As a result of the Merger, each Share will be converted into the right to receive the Offer Price, in cash, without interest (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares held by the Company or any wholly owned subsidiary of the Company (or held in the Company’s treasury), (ii) Shares held by Parent, Purchaser or any other wholly owned subsidiary of Parent or (iii) Shares held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with the DGCL.

The Merger Agreement provides that if Purchaser shall own by virtue of the Offer or otherwise, at least 90% of the outstanding Shares, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of stockholders in accordance with Section 253 of the DGCL.

If the adoption of the Merger Agreement by the Company’s stockholders is required by applicable legal requirements in order to consummate the Merger, the Company shall as soon as practicable following the expiration of the Offer, prepare and file with the SEC a proxy statement (the “Proxy Statement”) and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders, as promptly as practicable. Parent and Purchaser will provide to the Company any information with respect to Parent and Purchaser and their respective officers, directors, affiliates and agents required to be provided in the Proxy Statement under applicable legal requirements or as reasonably requested by the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to review any written correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent. The Company, on the one hand, and Parent and Purchaser, on the other hand, will promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable legal requirements, and the Company will cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

Stock Options

The Merger Agreement provides that, as of the Effective Time, each unexpired and unexercised option to purchase Shares, whether vested or unvested, (and each plan, if any, under which any option may be granted) will be cancelled, terminated and extinguished, and the holder of each such unexpired and unexercised option, whether vested or unvested, will be granted the right to receive, in respect of each such Share, an amount (subject to any applicable withholding tax) in cash equal to (i) the Offer Price minus (ii) the exercise price per share of each Share subject to such option. Notwithstanding the foregoing, the Merger Agreement provides that the Company will take all actions that may be necessary to accelerate the vesting and exercisability of each unexpired and unexercised option to purchase Shares that is an incentive stock option so that each such option will be fully vested and exercisable prior to the Acceptance Time, provided that the holder of such option agrees to tender any Shares acquired upon exercise of such option into the Offer.

The Merger Agreement provides that, prior to the Acceptance Time, the Company shall take all actions necessary or required under the Company’s 2004 Employee Stock Purchase Plan, as amended (the “ESPP”) to ensure that except for the six-month offering period under the ESPP that commenced on May 16, 2011, no additional offering shall be authorized or commenced. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. The Company shall terminate the ESPP effective as of the Effective Time.

Warrants

The Merger Agreement provides that after the closing of the Merger, Parent shall cause the Surviving Corporation to assume all outstanding warrants of the Company and shall take all actions necessary and required to comply with the terms of such warrants.

Representations and Warranties

In the Merger Agreement, the Company has made customary representations and warranties to Parent, including representations relating to its subsidiaries, due organization, certificate of incorporation and bylaws, capitalization, SEC filings, financial statements, absence of changes, title to assets, real property, equipment, intellectual property, contracts, liabilities, compliance with legal requirements, regulatory matters, certain business practices, governmental authorizations, tax matters, employee matters, benefit plans, environmental matters, insurance, transactions with affiliates, legal proceedings, orders, corporate authority, binding nature of agreement, inapplicability of Section 203 of the DGCL, vote required, non-contravention, consents, the receipt of an opinion of the Company’s financial advisor, and disclosure. Parent and Purchaser made customary representations and warranties to the Company, including representations relating to due organization, purchaser, authority, binding nature of agreement, non-contravention, consents, disclosure, absence of litigation, funds, ownership of Shares and non-reliance.

The representations and warranties in the Merger Agreement will not survive the Merger.

The Merger Agreement has been filed as an exhibit to the Schedule TO and this summary of terms has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company, Parent or Purchaser in the Company’s or Parent’s public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company, Purchaser or Parent. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders.

Operating Covenants

The Merger Agreement obligates the Company, from the date of the Merger Agreement until the earlier of the Acceptance Time or the termination of the Merger Agreement , subject to certain exceptions to, and to cause each of its subsidiaries to, conduct its business and operations in the ordinary course and in substantially the same manner as previously conducted and in material compliance with all applicable legal requirements and the requirements of all of its material contracts. The Merger Agreement requires the Company to promptly notify Parent of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by the Merger Agreement, and any legal proceedings commenced, or, to the best of its knowledge threatened, relating to or involving or otherwise affecting any of the Company or its subsidiaries that relates to the consummation of the transactions contemplated by the Merger Agreement. The Company is also obligated to use commercially reasonable efforts to preserve intact in all material respects its current business organization, including by keeping available the services of current officers and key employees and use commercially reasonable efforts to maintain its relations and good will with all material suppliers, material customers and governmental bodies. Notwithstanding the foregoing, the Company and the subsidiaries are under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of the Company and its subsidiaries prior to the Acceptance Time, which provide that, subject to certain exceptions, including as contemplated or as permitted by the Merger Agreement, the Company and its subsidiaries will not take certain actions without the prior consent of Parent, including, among other things: dividends and other distributions; redemptions or repurchase of their capital stock; issuances or sales of their capital stock; grants of options or warrants; adoption of or amendment to employee compensation or benefit plans; increases in compensation; amendments to its certificate of incorporation or bylaws; formation or acquisition of subsidiaries; entry into joint ventures; capital expenditures; acquiring, leasing, or licensing, or disposing of or encumbering, material rights or assets; make loans to or investments in a third party; incur or guarantee indebtedness; enter into, amend or terminate material contracts; change tax elections; commence or settle legal proceedings; change accounting methods or practices; or entry into collective bargaining or union agreements.

Access to Information

Subject to applicable law and certain exceptions, the Merger Agreement provides that until the Acceptance Time, upon reasonable advance notice to the Company, the Company and its subsidiaries will provide Parent and its officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, advisors and representatives with reasonable access during normal business hours to the Company’s and its subsidiaries’ representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company and its subsidiaries. Any such access will be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as to not to interfere with the normal operation of the business of the Company.

No Solicitation

In the Merger Agreement, the Company has agreed that neither it nor its subsidiaries will, nor will the Company or any of its subsidiaries authorize or permit any of its or their officers, officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, advisors and representatives to, directly or indirectly:

•	solicit, initiate or knowingly take any action to encourage or facilitate the making of an Acquisition Proposal (as defined below);

•

furnish any information regarding, or afford access to the business properties, assets books or records of, any of the Company or any of its subsidiaries to any third party in connection with an Acquisition Proposal;

•

engage in discussions or negotiations with any third party with respect to any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal; or

•

enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar document or any material agreement contemplating or otherwise relating to any Acquisition Transaction (as defined below).

“Acquisition Transaction” means any transaction or series of transactions (other than transactions involving the Parent or Purchaser) involving (a) merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which the Company or its subsidiaries is a constituent corporation and (i) in which a entity or group of entities directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Company or its subsidiaries or (ii) in which any of the Company or its subsidiaries issues securities representing more than 20%

of the outstanding securities of any class of voting securities of any of the Company or its subsidiaries; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Company or its subsidiaries; or (c) any liquidation or dissolution of any of the Company or its subsidiaries.

“Acquisition Proposal” means any inquiry, proposal or offer from any person or persons (other than Parent and its affiliates) relating to any Acquisition Transaction.

Notwithstanding the foregoing, at any time prior to Acceptance Time, the Company may furnish nonpublic information regarding the Company and its subsidiaries to, or enter into discussions with, any entity in response to an Acquisition Proposal (that is not withdrawn) if the board of directors of the Company concludes in good faith, that such Acquisition Proposal or other proposal could reasonably be expected to lead to a Superior Offer (as defined below) and, after consulting with its outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the board of directors to the Company’s stockholders under applicable legal requirements. At least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such entity, the Company must give Parent written notice of the identity of such entity and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such entity, and the Company must receive from such entity an executed confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) in a customary form that is no less favorable to the Company than the confidentiality agreement between the Company and Parent. The Company is obligated to concurrently furnish to Parent any nonpublic information that it furnishes to such third party.

“Superior Offer” means an unsolicited, bona fide, written Acquisition Proposal made by a third party pursuant to which such third party would acquire all or substantially all of the Shares or the assets of the Acquired Corporations (as defined below) on terms that the Company Board determines in good faith, after consultation with an outside financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company’s stockholders than as provided in the Merger Agreement (taking into account any offer by Parent to amend the terms of the Merger Agreement as described above), which the Company Board determines is reasonably capable of being consummated.

“Acquired Corporations” means the Company and each of its subsidiaries, collectively.

Prior to the Acceptance Time, the Company must, within 24 hours of receipt, advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Company or its subsidiaries. The Company must keep Parent reasonably informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

Company Board Recommendation

The Company has represented to Parent in the Merger Agreement that the Company Board, at a meeting duly called and held, has:

(a) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders;

(b) approved the Merger Agreement and the Transactions in accordance with the requirements of the DGCL; and

(c) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if necessary, under applicable legal requirements, adopt the Merger Agreement (such recommendation, the “Company Board Recommendation”).

The Merger Agreement requires the Company to cease and terminate any existing discussions that relate to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal.

The Company Board may make an Adverse Change Recommendation if it determines in good faith, after consultation with the outside legal counsel, that the failure to make the Adverse Change Recommendation would be reasonably likely to constitute a breach of the board’s fiduciary duties to the Company’s stockholders under applicable legal requirements. The Company must give Parent prior written notice of its intention to consider making an Adverse Change Recommendation at least three business days prior to making any Adverse Change Recommendation, during which time Parent may propose revisions to the terms of the Merger Agreement or make another proposal. The Company must also provide Parent with the most current version of the proposed agreement (if any) with the third party.

The Merger Agreement does not prevent the Company or its board of directors from complying with Rules 14a-9, 14d-9 or 14e-2 of the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the board of directors, after consultation with outside counsel, the failure to do so would be inconsistent with its fiduciary duties or is otherwise required by applicable legal requirements. Any such action taken or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Change Recommendation unless the board of directors reaffirms its recommendation of the Merger Agreement in such statement or disclosure in connection with such action. A mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act will not constitute an Adverse Change Recommendation .

“Adverse Change Recommendation” occurs when the Company Board or one of its committees during the period from the date of the Merger Agreement until the earlier of the acceptance of the Offer and the termination of the Merger Agreement pursuant to the terms thereof (1) fails to make, withdraws or modifies in a manner adverse to Parent or Purchaser the Company Board Recommendation or (2) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Acquisition Proposal.

Director and Officer Liability

The Merger Agreement provides that until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect, with respect to acts and omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form made available by the Company to Parent on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. Prior to the Effective Time the Company may purchase a six-year “tail” policy for the existing policy; provided, however, that Parent or the Surviving Corporation is not obligated to expend (and prior to the Effective Time the Company shall not expend) an amount in excess of 250% of the annual premium currently payable by the Company with respect to its current policy. If the aggregate amount payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

Employee Matters

The Merger Agreement provides that for a period of at least one year following the Effective Time, Parent shall provide to each employee of the Acquired Corporations who continues to be employed by Parent, the Surviving Corporation or any subsidiary thereof (each a “Continuing Employee”) total compensation (including employee benefits other than equity based compensation and retention benefits and based on bonus opportunity rather than actual bonus payments) that is at least substantially comparable in the aggregate to the compensation provided to such Continuing Employee immediately prior to the execution of the Merger Agreement. Without limiting the foregoing, (i) Parent will allow Continuing Employees to use any personal, sick or vacation time that is acquired but unused immediately prior to the Effective Time in accordance with the practice and policies of the applicable Acquired Corporation, (ii) Parent will provide each Continuing Employee full credit for prior service with the Company or its subsidiaries for purposes of eligibility, vesting and allowance (including paid time off), but not for purposes of benefit accrual, to the same extent such service was recognized prior to the Effective Time and (iii) allow each Continuing Employee to be eligible to continue to participate in the Surviving Corporation’s or Parent’s health and welfare benefits plans. In addition, on or before January 15, 2012, Parent will provide each Continuing Employee who is continuously employed through December 31, 2011, or who is terminated without cause after the date of the Merger Agreement but prior to the earlier of the date on which 2011 annual bonus payments are made or January 15, 2012, with an annual bonus for 2011 pursuant to the terms of the Company’s bonus plans.

Approval of Compensation Arrangements

Prior to the Acceptance Time, the Company (acting through its compensation committee) will cause each compensation arrangement pursuant to which consideration is payable to an officer, director or employee who is a holder of any security of the Company to be approved by the compensation committee of the Company Board comprised solely of “independent directors” as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Filings and Approvals

Parent, Purchaser and the Company have agreed in the Merger Agreement to use reasonable best efforts to cause all Offer Conditions to be satisfied on a timely basis (to the extent the satisfaction of such Offer Conditions is within such party’s direct or indirect control) and to cause Purchaser to purchase Shares pursuant to the Offer on the earliest possible date. Parent, Purchaser and the Company (and their respective affiliates, if applicable) will (i) promptly, but in no event later than ten business days after the date of the Merger Agreement, make any required filings under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) with respect to the Transactions and will use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act with respect to the Transactions, (ii) promptly provide all information and documentary material requested by any governmental entity in connection with the Transactions, and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions.

Notwithstanding any provisions of the Merger Agreement, the reasonable best efforts of Parent, Purchaser and the Company will not be deemed to include, and neither the Parent, Purchaser or the Company are obligated to, (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental body in connection with the transactions contemplated hereby, (ii) litigate, challenge or take any other action with respect to any action or proceeding by any governmental body or (iii) divest, license, hold separate (including by establishing a trust or otherwise), transfer or dispose of, before or after the closing of the Merger, any assets, operations, rights, product lines, businesses or interest therein (or otherwise agree to do any of the foregoing) with respect to any of its or the Surviving Corporation’s subsidiaries or any of their respective affiliates’ businesses, assets or properties. The Acquired Corporations shall not take, or agree to take, any of the actions referred to in the preceding sentence without the prior written consent of Parent.

Conditions to the Offer

See “Section 15 — Conditions of the Offer”.

Conditions to the Merger

The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

•	if required by applicable legal requirements, the Merger Agreement has been adopted by the stockholders of the Company;

•

there is no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger issued by any governmental entity of competent jurisdiction in effect, and there is no legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; and

•

Purchaser (or Parent on Purchaser’s behalf) has accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer (including pursuant to any subsequent offering period) and not withdrawn.

Termination

The Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned at any time prior to the Effective Time (notwithstanding approval of the Merger Agreement by the stockholders of the Company):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent:

(i) if the Offer shall have expired without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a party shall not be permitted to terminate the Merger Agreement pursuant to this provision if the failure of the acceptance for payment of Shares pursuant to the Offer is attributable to a failure on the part of such party to perform in all material respects any covenant in the Merger Agreement required to be performed by such party at or prior to the acceptance for payment of Shares pursuant to the Offer and such party has not cured such failure within ten days after having received notice thereof;

(ii) if a court of competent jurisdiction or other governmental entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; or

(iii) if the acceptance for payment of Shares pursuant to the Offer shall not have occurred on or prior to the close of business on the date that is 90 days after commencement of the offer, unless at such time the waiting period under any applicable antitrust law has not expired or terminated but all other offer conditions (other than the Minimum Condition and conditions which by their nature are to be satisfied on the offer acceptance time) have been satisfied or waived, in which case we will not be required to extend the offer beyond 120 days after commencement of the offer.

(c)	by Parent, if, prior to the acceptance for payment of Shares pursuant to the Offer:

(i) the Company’s Board of Directors shall have made an Adverse Change Recommendation, or approved or recommended any Acquisition Proposal or the Company shall have entered into any definitive agreement with respect to any Acquisition Proposal, including a Superior Offer entered into in accordance with the terms of this Agreement;

(ii) there shall have been an intentional and material breach by the Company of the no solicitation covenant;

(iii) a breach of any representation or warranty or failure to perform any covenant or obligation contained in the Merger Agreement on the part of the Company occurs that would cause a failure of certain fundamental representations or covenants and such breach is not cured within 60 days of the date that Parent notifies the Company of such breach; or

(iv) any of the Acquired Corporations shall have on or after the date of the Merger Agreement and prior to the date that is 60 days after the date of the Merger Agreement (A) enrolled, recruited (other than advertisements placed before the date of the Merger Agreement), randomized or begun dosing any patients in or for, or initiated any new sites or adopted or amended any protocols in respect of, or expanded the scope of any clinical trial, in each case with respect to ANA 773, or (B) agreed or committed to take any such action, and, in the case of each of (A) and (B), such action cannot be or is not reversed without liability to any of the Acquired Corporations within 60 days of the date Parent requests such reversal.

(d)	by the Company:

(i) if Purchaser (i) shall not have commenced the Offer on or prior to the seventh business day after the public announcement of the execution of this Agreement or (ii) shall have terminated the Offer without having accepted any Shares for payment thereunder;

(ii) in order to accept a Superior Offer in accordance with the terms of the Merger Agreement; or

(iii) if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in the Merger Agreement on the part of Parent shall have occurred and such breach is not cured within 60 days of the date that the Company notifies Parent of such breach.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement shall be of no further force or effect. However, the provisions relating to termination, termination fees and other miscellaneous provisions in the Merger Agreement shall remain in full force and effect, and the confidentiality agreement entered into between the Company and Guarantor shall remain in full force and effect in accordance with its terms. The termination of the Merger Agreement shall not relieve any party from any liability for any breach of any covenant or willful breach of any representation or warranty contained in the Merger Agreement.

Termination Fee

The Company has agreed in the Merger Agreement to pay Parent a fee in immediately available funds equal to $8,000,000 if:

(i) (A) the Merger Agreement is terminated by Parent or the Company pursuant to the provisions described in paragraphs (b)(i), (b)(iii), (c)(iii) or (c)(iv) under “— Termination” above, (B) after the date of the Merger Agreement and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal for a transaction that if consummated would constitute a Specified Acquisition Transaction (as defined below), shall have been publicly made, commenced or submitted or announced and not withdrawn, and (C) the Company consummates or is subject to, or the Company Board recommends to the stockholders of the Company, a Specified Acquisition Transaction within 12 months of such termination or the Company or any of its representatives signs a definitive agreement within 12 months of such termination providing for a Specified Acquisition Transaction; or

(ii) the Merger Agreement is terminated by Parent pursuant to the provisions described in paragraphs (c)(i) or (c)(ii) under “— Termination” above or by the Company pursuant to the provisions provision described in paragraph (d)(ii) under “— Termination” above.

“Specified Acquisition Transaction” means (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which any of the Acquired Corporations is a constituent corporation and in which a third party or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of third parties directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of any of the Acquired Corporations or any surviving entity; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for more than 50% of the consolidated net revenues, net income or assets of any of the Acquired Corporations.

General Expenses

Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

The Tender and Support Agreements

The following summary description of the Tender and Support Agreements is qualified in its entirety by reference to the Tender and Support Agreements themselves, which Purchaser has filed as an exhibit to the Schedule TO, which you may examine and copy as set forth in “Section 8 — Certain Information Concerning Purchaser and Parent” above.

Concurrently with entering into the Merger Agreement, Parent entered into the Tender and Support Agreements with the Supporting Stockholders. Excluding options to purchase Shares that are exercisable within 60 days of October 14, 2011, the Supporting Stockholders beneficially owned, in the aggregate, 1,385,886 Shares (or 2.42% of all outstanding Shares) as of October 14, 2011. Including options to purchase Shares that are exercisable within 60 days of October 14, 2011, the Supporting Stockholders beneficially owned, in the aggregate, 4,768,602 Shares (or 7.87% of all outstanding Shares) as of October 14, 2011.

Pursuant to the Tender and Support Agreements, each Supporting Stockholder agreed to validly tender (or cause to be tendered) in the Offer any and all Shares of which such Supporting Stockholder is the record or beneficial owner and any additional Shares with respect to which such Supporting Stockholder becomes the record or beneficial owner after the date of the relevant Tender and Support Agreement and prior to the earlier of (i) the date upon which the Merger Agreement is validly terminated or (ii) the Effective Time (the “Support Period”) (collectively, the “Subject Shares”) pursuant to the terms of the Offer as promptly as practicable, but no later than ten business days following commencement of the Offer. If such Supporting Stockholder has not received all documents or instruments required to be delivered pursuant to the terms of the Offer by such time, such Supporting Stockholder has agreed to tender (or cause to be tendered) the Subject Shares within two (2) business days following the receipt of such documents or instruments, but in any event prior to the initial Expiration Date.

The Tender and Support Agreements further provide that, during the Support Period, each Supporting Stockholder will, at any meeting of the holders of Shares, vote (or cause to be voted) such Supporting Stockholder’s Subject Shares (A) in favor of (i) the Merger and the adoption and approval of the Merger Agreement, (ii) each of the other Transactions and (iii) without limitation of clauses (i) and (ii) above, the approval of any proposal to adjourn or postpone any such meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held; (B) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and (C) against the following actions (other than the Merger and the other Transactions): (i) any Acquisition Proposal; (ii) any amendment to the Company’s certificate of incorporation or bylaws; (iii) any material change in the capitalization of the Company or the Company’s corporate structure; and (iv) any other action which would impede, interfere with, delay, postpone, discourage or adversely affect the Merger, the Tender and Support Agreement or any of the other Transactions.

In furtherance of the Supporting Stockholder covenants under the Tender and Support Agreement, each Supporting Stockholder agreed, during the Support Period, to appoint and constitute Parent and any designee of Parent, and each of them, the attorneys and proxies of the Supporting Stockholder, with full power of substitution and resubstitution, to the full extent of the Supporting Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Supporting Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Supporting Stockholder may acquire on or after the date of the Tender and Support Agreement.

Each Supporting Stockholder agreed pursuant to the Tender and Support Agreement that, during the Support Period, such Supporting Stockholder will not, directly or indirectly, (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of such Subject Shares or any interest in such Subject Shares to any person other than Parent; (ii) enter into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option or right of first offer or refusal with respect to, transfer of or disposition of such Subject Shares or any interest therein to any person other than Parent; or (iii) reduce such Supporting Stockholder’s beneficial ownership of, interest in or risk relating to such Subject Shares. During the Support Period, each Supporting Stockholder shall ensure that: (i) none of the Subject Shares is deposited into a voting trust; and (ii) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Shares.

The foregoing restrictions do not prohibit a transfer of Subject Shares by a Supporting Stockholder: (A) if such Supporting Stockholder is an individual (i) to any member of such Supporting Stockholder’s immediate family, or to a trust for the benefit of such Supporting Stockholder or any member of Supporting Stockholder’s immediate family, or (ii) upon the death of Supporting Stockholder; (B) if such Supporting Stockholder is a limited partnership or limited liability company, to a partner or member of such Supporting Stockholder or (C) if such Supporting Stockholder is a corporation, to an affiliate under common control with such Supporting Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of the Tender and Support Agreement.

The Tender and Support Agreements and all rights and obligations of the parties thereunder, including the proxy, shall terminate, and no party shall have any rights or obligations thereunder and the Tender and Support Agreement shall become null and void on, and have no further effect as of the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.

14.	Dividends and Distributions.

Pursuant to the Merger Agreement, without the prior written consent of Parent, the Company has agreed not to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of the Company’s capital stock, or repurchase, redeem or otherwise reacquire any shares of the Company’s capital stock, other than: (A) dividends or distributions between or among Company and any of its subsidiaries to the extent consistent with past practices; (B) pursuant to the Company’s right to purchase restricted Shares held by an officer, employee or contractor of the Company or one of its subsidiaries upon termination of such person’s employment or engagement; or (C) repurchases of share issuances pursuant to the terms of any option between the Company and an employee, consultant or member of the Board of Directors of the Company which vests during the period between date of the Merger Agreement and the earlier of the acceptance of the Offer and the termination of the Merger Agreement; or

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, restricted stock unit, stock-based performance unit or any other right that is limited to, or the value of which is in any way based on or derived from the value of any shares of the capital stock or other securities of any of the Company’s subsidiaries or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue (1) Shares upon the valid exercise of options or other equity awards, as the case may be, outstanding as of the date of the Merger Agreement or issued thereafter pursuant to the Company’s 2004 Employee Stock Purchase Plan, as amended, or (2) shares underlying warrants outstanding as of the date hereof).

15.	Conditions of the Offer

Notwithstanding any other terms or provisions of the Offer, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), unless immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) the Minimum Condition is satisfied.

Notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer (subject to the provisions of the Merger Agreement), and subject to any applicable rules and regulations of the SEC, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may terminate the Offer and the Agreement, if (i) the Minimum Condition has not been satisfied by the Expiration Date, or (ii) at any time after the date of the Merger Agreement, and before acceptance for payment of any Shares, any of the following conditions shall not be satisfied or have been waived:

(a) the representations and warranties of the Company relating to its subsidiaries, due organization, capitalization, corporate power and authority, corporate authorization, capitalization and the inapplicability of Section 203 of the DGCL shall have been accurate in all material respects as of the date of the Merger Agreement, and shall be accurate in all material respects at and as of the Expiration Date as if made on and as of such expiration date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all Material Adverse Effect (as defined below) qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company disclosure schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(b) the representations and warranties of the Company set forth in the Merger Agreement (other than those referred to in clause (a) above) shall have been accurate in all respects as of the date of the Merger Agreement, and shall be accurate in all respects at and as of the Expiration Date as if made on and as of such expiration date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company disclosure schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(c) the Company shall have performed or complied in all material respects with any covenant or obligation that the Company is required to comply with or to perform under the Merger Agreement prior to the Expiration Date, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(d) the waiting period applicable to the Offer under any applicable antitrust law (including the HSR Act) shall have expired or been terminated;

(e) since the date of the Merger Agreement, there shall not have occurred any event, occurrence, revelation, violation, inaccuracy, circumstance, fact or other matter which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(f) the Company Board shall not have withdrawn or modified the Company Board Recommendation in a manner adverse to Parent and Purchaser or accepted or recommended any Acquisition Proposal;

(g) there shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger nor shall any action have been taken, or any legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger;

(h) there shall not be pending any legal proceeding by a governmental body having authority over Parent, Purchaser or any Acquired Corporation (1) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger, (2) seeking to restrain or prohibit Parent’s ownership or operation (or that of its affiliates) of the business of the Acquired Corporations, or of Parent or its affiliates, or to compel Parent or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of the Acquired Corporations or of Parent or its affiliates or (3) seeking to impose or confirm material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of the Shares; and

(i) the Merger Agreement shall not have been validly terminated in accordance with its terms.

The foregoing conditions may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser; provided that the Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion.

Material Adverse Effect

An event, occurrence, violation, inaccuracy, circumstance, fact or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Merger Agreement, disregarding any Material Adverse Effect or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the assets, business, financial condition or results of operations of the Acquired Corporations taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Acquired Corporations: (i) any change in the market price or trading volume of the Company’s stock; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect; (ii) any event, violation, inaccuracy, circumstance or other matter resulting from the announcement or pendency of the Transactions, including to the extent so resulting in, any reduction in revenue, any disruption in (or loss of) supplier, distributor, partner or similar relationships, any loss of employees; (iii) any event, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; (vi) the failure of the Acquired Corporations to meet internal or analysts’ expectations or projections or the results of operations of the Acquired

Corporations; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Acquired Corporations at the written direction of Parent or any action specifically required to be taken by the Acquired Corporations; or (viii) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any legal requirement or Generally Accepted Accounting Principles (“GAAP”) (or interpretations of any legal requirement or GAAP).

16.	Certain Legal Matters; Regulatory Approvals

General

Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Takeover Statutes”, such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “Section 15 — Conditions of the Offer”.

Delaware Law

As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 662/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203, the Company Board has approved the Merger Agreement and the transactions contemplated thereby, and therefore the restrictions of Section 203 are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

State Takeover Statutes

A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official, the Company or third party seeks to apply any state takeover law (other than Section 203 of the DGCL) to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “Section 15 — Conditions of the Offer”.

Antitrust

Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Parent and the Company expect to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer promptly following commencement of the Offer. The required waiting period with respect to the Offer and the Merger will then expire at 11:59 p.m., New York City time, on the 15th calendar day following the submission of the filing by Parent (unless such day is a Saturday, Sunday or legal public holiday, in which case the waiting period shall be extended to 11:59 p.m., New York City time, on the next regular business day) unless earlier terminated by the FTC and the Antitrust Division, or Parent or the Company, as applicable, receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent or the Company, as applicable, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10-calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as State Attorneys General and foreign regulators also may bring legal actions under the antitrust laws under certain circumstances.

We are not aware of any antitrust or merger control statutes or regulations of foreign countries that would require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein with respect to the purchase of Shares pursuant to the Offer.

Certain Litigation Relating to the Offer

On October 20 and October 21, 2011, two separate, putative class action lawsuits challenging the merger were filed in the Superior Court of the State of California, County of San Diego. These lawsuits, captioned Hammad v. Anadys Pharmaceuticals, Inc. (Case No. 37-2011-00099789-CU-BT-CTL) and Maestro v. Anadys Pharmaceuticals, Inc. (Case No. 37-2011-00099895-CU-SL-CTL), were filed against the Company, the individual members of the Company’s board of directors, Purchaser and Parent. The Maestro action also names the Guarantor as a defendant. Each lawsuit generally alleges, among other things, that the members of the Company’s board of directors breached their fiduciary duties owed to the Company’s stockholders by approving the proposed merger and entering into a merger agreement containing preclusive deal-protection devices, by failing to take steps to maximize value to the Company’s stockholders, and by ignoring alleged conflicts of interest. The lawsuits also allege that the Company, Purchaser, Parent, and/or Guarantor aided and abetted such breaches of fiduciary duties. The plaintiffs generally seek, among other things, declaratory and injunctive relief concerning the alleged breaches of fiduciary duty, injunctive relief prohibiting consummation of the proposed merger, damages and attorneys’ fees and costs, and other forms of relief. We believe these lawsuits are without merit and will defend against them vigorously.

Other

The Merger that we propose would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if the Merger were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

17.	Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as the Information Agent and Citibank, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of us or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC, and subsequently amended from time to time, a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file additional amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described in “Section 9 — Certain Information Concerning Purchaser and Parent” with respect to information concerning Parent.

Bryce Acquisition Corporation

October 25, 2011

SCHEDULE I

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING SHAREHOLDERS OF ULTIMATE PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director, executive officer and controlling shareholder of Roche Holding Ltd (“Ultimate Parent”), of which Parent is a subsidiary, are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Ultimate Parent. The business address of each director, executive officer and controlling shareholder is Grenzacherstrasse 124, CH-4070, Basel, Switzerland. Directors are identified by an asterisk and controlling shareholders are identified with a cross.1

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Dr. Franz B. Humer*	Dr. Humer has been a director since 1995 and served as Chairman of the Board since 2001. He served as Chief Executive Officer from 1998 to 2008. Dr. Humer is a member of the Boards of Diageo plc and a member of the Supervisory Board of Allianz AG.	Switzerland

Prof. Dr. Bruno Gehrig*	Prof. Dr. Gehrig is Vice-Chairman and Independent Lead Director and has been a director since 2004. He has served as Chairman of the Board of Swiss Life since 2003 and also serves as Chairman of the Board of Swiss International Air Lines Ltd. and a member of the Board of UBS AG. From 1996 through 2003, Prof. Dr. Gehrig served as Vice President of the Executive Board of the Swiss National Bank. In addition, Prof. Dr. Gehrig has served as a Professor of Management at the University of St. Gallen since 1991.	Switzerland

André Hoffmann*†	Mr. Hoffmann is Vice-Chairman and has been a director since 1996. He is a private investor. Since 2000, Mr. Hoffmann has served as Chairman of Nemadi Advisors Ltd. and as a member of the Boards of Givaudan Ltd. and Glyndebourne Productions Ltd. He is also Chairman of Living Planet Fund Management Co (since 2003) and a member of the Boards of Brunswick Leasing Ltd. (since 2003) and Massellaz S.A., Amazentis S.A., Lausanne and MedAssurant Inc., USA (since 2008). Mr. Hoffmann is Vice-Chairman of the Board of Givaudan Ltd., Vernier (Geneva).	Switzerland

[1]

André Hoffmann, Dr. Andreas Oeri, Vera Michalski-Hoffmann, Maja Hoffmann, Sabine Duschmalé-Oeri, Catherine Oeri, and Beatrice Oeri are parties to a shareholder pooling agreement with respect to 45.01% of the Roche voting power. Ms. Maja Oeri, who Roche believes holds 5% of the Roche voting power, was also a party to the shareholder pooling agreement until March 2011, at which time Ms. Oeri withdrew her shares from the pool. Accordingly, Ms. Oeri exercises her shareholder rights independently. Inclusion in this Schedule I does not constitute an acknowledgement that any of these shareholders, individually or collectively, are controlling shareholders.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Prof. Dr. Pius Baschera*	Prof. Dr. Baschera has been a director since 2007. He is Chairman of the Board of Hilti Corporation and was Chief Executive Officer of Hilti Corporation from 1994 until 2006. Prof. Dr. Baschera has been Chairman of the Board of Venture Incubator AG since 2001, a member of the Boards of Schindler Holding AG since 2005 and Vice-Chairman of the Advisory Boards of Vorwerk Group and ARDEX Group since 1995 and 2002, respectively.	Switzerland and Italy

Prof. Dr. Sir John Irving Bell*	Prof. Dr. Bell has been a director since 2001. He has served as the Regius Professor of Medicine at the University of Oxford since 2002. Since 2006, Prof. Dr. Bell has served as President of the Academy of Medical Sciences in the United Kingdom.	United Kingdom and Canada

Lodewijk J.R. de Vink*	Mr. de Vink has been a director since 2004. He has served as a founding partner of Blackstone Healthcare Partners, LLC since 2003. From 2002 through 2003, he served as Chairman of International Health Care Partners. Mr. de Vink is a member of the Boards of Alcon, Inc. and Flamel Technologies.	United States

Dr. DeAnne Julius*	Dr. Julius has been a director since 2002. She is currently the Chairman of Chatham House. She has also served as Chairman of the Royal Institute of International Affairs since 2003. From 2001 through 2004, Dr. Julius was a Director of the Bank of England. She has been a member of the Boards of BP plc and Lloyds TSB Bank since 2001.	United Kingdom and United States

Dr. Andreas Oeri*†	Dr. Oeri has been a director since 1996. He is an orthopedic surgeon.	Switzerland

Prof. Dr. Beatrice Weder di Mauro*	Prof. Dr. Weder di Mauro has been a director since 2006. She has served as a Professor of International Finance and Macroeconomics at the University of Mainz since 2001. Prof. Dr. Weder di Mauro has been a member the Supervisory Board of ERGO Insurance Group since 2005 and a member of the German Council of Economic Experts since 2004.	Switzerland and Italy

William M. Burns*	Mr. Burns has been a director since 2010. Prior to his retirement, Mr. Burns served as Chief Executive Officer of Parent’s Pharmaceuticals Division from 2005 to 2009. He served as Head of the Pharmaceuticals Division from 2001 to 2005. Mr. Burns has been a member of the Boards of Chugai Pharmaceuticals since 2002 and Genentech, Inc. since 2004.	United Kingdom

Christoph Franz*	Mr. Franz has been a director since 2011 and is Deputy Chairman of the Executive Board of Deutsche Lufthansa AG.	Germany

Peter Voser*	Mr. Voser has been a director since 2011 and is Chief Executive Officer of Royal Dutch Shell plc. He previously served as Chief Financial Officer of Royal Dutch Shell plc.	Switzerland

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Paul Bulcke*	Mr. Bulcke has been a director since 2011 and is Chief Executive Officer of Nestlé S.A.	Belgium

Dr. Arthur D. Levinson*	Dr. Levinson has been a director since 2010 and serves as the Chairman of the Board of Genentech, Inc.	United States

Dr. Severin Schwan	Dr. Schwan serves as Chief Executive Officer of the Roche Group and previously served as Chief Executive Officer of Roche Diagnostics.	Austria

Dr. Richard H. Scheller	Dr. Scheller serves as Head of Genentech Research and Early Development (gRED). Dr. Scheller previously served as Executive Vice President of Research for Genentech, Inc.

Dr. Gottlieb A. Keller	Dr. Keller has served as General Counsel and Head of Corporate Services since 2008. From 2004 through 2008, he was Head of Corporate Services and Human Resources and has been Secretary to the Board since 1999. From 1999 through 2003, he served as Corporate Compliance Officer of the Roche Group. He is a member of the Boards of scienceindustries Switzerland and economiesuisse.	Switzerland

Vera Michalski-Hoffmann†	Ms. Michalski-Hoffmann is Head of Libella, a publishing group.	Switzerland

Maja Hoffmann†	Ms. Hoffmann is a freelance producer.	Switzerland

Sabine Duschmalé-Oeri†	Ms. Duschmalé-Oeri engages in volunteer work and is involved in a number of cultural and social foundations.	Switzerland

Catherine Oeri†	Ms. Oeri is a therapist. She is also Chairman of Foundation Board of Stiftung Wolf.	Switzerland

Jörg Duschmalé†	Mr. Duschmalé is currently a full-time student.	Switzerland

Lukas Duschmalé †	Mr. Duschmalé is currently a full-time student.	Switzerland

Sylvia Ayyoubi	Ms. Ayyoubi has served as Head of Corporate Human Resources since 2008. From 2001 through 2008, she served as Head of Global Human Resources, Diagnostics Division.	Switzerland

Dr. Jean-Jacques Garaud	Mr. Garaud serves as Head of Pharma Research and Early Development (pRED). He previously served as Global Head of Exploratory Development for Novartis.	France and United States

Dr. Alan Hippe	Mr. Hippe serves as Chief Financial and IT Officer. Mr. Hippe also serves as a member of the Executive Board of Thyssen-Krupp AG. Previously, Mr. Hippe served as a Chief Financial Officer of Continental AG.	Germany

Dr. Daniel L. Zabrowski	Mr. Zabrowski serves as Global Head of Roche Partnering. He previously served as Global Head of Development from 2002 to 2006.	United States

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Dr. Stephan Feldhaus	Mr. Feldhaus serves as Head of Group Communications. He previously served as Head of Communications for the Healthcare Sector of Siemens AG from 2006 until 2010 and as Head of Market Communications / Head of Employee Communications for Siemens AG from 2005 to 2006.	Germany

Osamu Nagayama	Mr. Nagayama serves as the Chairman of the Board, President and Chief Executive Officer of Chugai Pharmaceutical Co., Ltd.	Japan

Daniel O’Day	Mr. O’Day serves as Chief Operating Officer of the Diagnostics Division and as a member of the Roche Corporate Executive Committee. He previously served as President and Chief Executive Officer of Roche Molecular Diagnostics from 2006 to 2010 and as General Manager for Roche Pharma, Denmark from 2003 to 2006.	United States

Dr. Pascal Soriot	Mr. Soriot serves as Chief Operating Officer of the Pharmaceuticals Division and as a member of the Roche Corporate Executive Committee. He has also served as Chief Executive Officer of Genentech, Inc. in 2009, Head of Commercial Operations from 2007 to 2009, Head of Strategic Marketing from 2006 to 2007 and Chief Operating Officer of Aventis USA from 2002 to 2006 (Sanofi Aventis USA from 2004).	France

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Parent. The business address of each director and executive officer of Parent is 340 Kingsland Street, Nutley, New Jersey 07110. All directors and executive officers are citizens of the United States. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Ivor McLeod*	Mr. McLeod serves as Site Head, Chief Financial Officer and Vice President.

Frederick C. Kentz III*	Mr. Kentz has served as General Counsel since 1995. He also serves as Vice President of Purchaser.

David P. McDede	Mr. McDede serves as Vice President and Treasurer of Roche Holdings, Inc. He also serves as Vice President and Treasurer of Purchaser.

Joseph S. McCracken	Mr. McCracken serves as Vice President and Global Head of Business Development & Licensing. He previously served as General Manager of Roche Pharma Japan from October 2009 until July 2011 and Vice President of Business Development of Genentech, Inc. from August 2000 until October 2009.

Gerald Bohm	Mr. Bohm serves as Senior Corporate Counsel. He also serves as Secretary of Purchaser.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of our directors and executive officers are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with us. The business address of each director and officer is 340 Kingsland Street, Nutley, New Jersey 07110. All directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Frederick C. Kentz III*	Mr. Kentz serves as Vice President. He has been the General Counsel and a Director of Parent since 1995.

Bruce Resnick*	Mr. Resnick serves as Vice President. He also serves as Tax Counsel for Roche Holdings, Inc.

David P. McDede	Mr. McDede serves as Vice President and Treasurer. He also serves as Vice President and Treasurer of Roche Holdings, Inc.

Gerald Bohm	Mr. Bohm serves as Secretary. He also serves as Senior Corporate Counsel of Parent.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Citibank, N.A.

By Mail: Citibank, N.A. Global Transaction Services P.O. Box 859208 Braintree, MA 02185-9208 Attn: Corporate Actions Department	By Hand or Overnight Mail: Citibank, N.A. Global Transaction Services 161 Bay State Drive Braintree, MA 02184 Attn: Corporate Actions Department

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013